Exhibit 99.1
For Immediate Release
May 6, 2026

NW Natural Holdings Reports Strong First Quarter 2026 Results

PORTLAND, ORE. — Northwest Natural Holding Company (NYSE: NWN) (NW Natural Holdings or the Company) reported financial results and highlights including:

First Quarter 2026 Highlights
•Reported earnings per share (EPS) of $2.33 for the first quarter of 2026, compared to EPS of $2.18 and adjusted EPS1 of $2.28 for the same period in 2025
•Added over 26,000 gas and water utility connections over the 12 months ended March 31, 2026 for a growth rate of 2.8%, driven by both acquisitions and organic customer growth of 1.8%
•Invested $114 million in our gas and water systems to support greater reliability and resiliency

2026 Guidance and Long-term Growth Targets Reaffirmed
•2026 EPS guidance of $2.95 – $3.15
•Expect rate base growth of 6% – 8% through 2030 driven by planned cap-ex of $2.6 – $2.9 billion from 2026 – 2030
•Long-term EPS growth rate target of 4% – 6%2 and potential to increase to 5% – 7%2 with MX3 gas storage project

“I'm pleased with our strong first‑quarter results, which put us on solid footing for the year," said Justin Palfreyman, President and CEO of NW Natural Holding Company. "These results reflect our continued focus on building a consistent track record of disciplined execution. We made progress on our key regulatory initiatives and delivered solid operational performance, efficient capital investment, and healthy customer growth across all three of our regulated utility businesses. Additionally, our MX3 gas storage expansion project is on track and continues to build momentum. We remain confident in our strategy and our ability to deliver long‑term value to stakeholders.”

FIRST QUARTER RESULTS
NW Natural Holdings' first quarter results are summarized below:

	Three Months Ended March 31,
In thousands, except per share data	2026	2025	Change
Net income	$97,489	$87,916	$9,573
EPS	2.33	2.18	0.15
Adjusted net income[1]	97,489	91,802	5,687
Adjusted EPS[1]	2.33	2.28	0.05

1 See "Non-GAAP Financial Measures"and "Reconciliation to GAAP" for a definition and further information on adjusted net income and adjusted EPS. Adjusted Q1 2025 net income and adjusted EPS exclude transaction and business development costs including the effects of the SiEnergy transaction.
2 EPS growth forecasted for period 2026 – 2030 compounded annually; EPS growth rate uses adjusted 2025 EPS as base year. Long-term growth rate target with MX3 assumes in-service date prior to the end of 2029. NW Natural Holdings does not provide a reconciliation of the adjusted EPS growth rate target to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items.

KEY EVENTS

Reached Settlement in NW Natural's Washington General Rate Case
On March, 23, 2026, NW Natural Gas Company (NW Natural) filed a multi-party settlement with the Washington Utilities and Transportation Commission (WUTC) that addresses all the revenue requirement items in the multi-year general rate case. The settlement provides increases to the annual revenue requirement over three years, consisting of a $20.1 million revenue increase in the first year beginning Aug. 1, 2026, a $7.7 million revenue increase in the second year, and an $8.7 million revenue increase in the third year. The settlement includes a capital structure of 50% common equity and 50% long-term debt, a return on equity of 9.5%, and an overall cost of capital of 7.15% beginning in the first year and growing to 7.22% in the third year. Rate base is $328.0 million in the first year, or an increase of $80.7 million since the last rate case. The settlement is subject to the review and approval of the WUTC. New rates are expected to be effective Aug. 1, 2026.

SiEnergy Filed a General Rate Case
On May 4, 2026, SiEnergy filed a general rate case with the Texas Railroad Commission (RRC). The filing requests the consolidation of SiEnergy and the Pines gas entities, a $12.0 million revenue increase, a capital structure of 60% common equity and 40% long-term debt, an 8.73% cost of capital, and a 10.75% return on equity. The filing includes rate base of $343.1 million or an increase of $176.9 million since the last rate case. SiEnergy is requesting the factors necessary to file for interim rate adjustments under the Gas Reliability Infrastructure Program (GRIP). New rates are expected to be effective in the fourth quarter of 2026.

Continued Progress on MX3 Storage Expansion Project
NW Natural continues to make progress on the 4 – 5 Bcf expansion of its Mist gas storage facility, including receiving the necessary permits and working on Engineering, Procurement and Construction (EPC) contracts. These new storage services will be regulated by FERC. Customers have agreed to a fixed 12.5% return on equity, and a capital structure of 50% equity and 50% long-term debt. Capital expenditures for the project are expected to total approximately $300 million. NW Natural continues to expect Notice to Proceed by late 2027 and MX3 to be in service by the end of 2029.

2026 GUIDANCE AND LONG-TERM TARGETS
We are reaffirming our 2026 guidance and long-term targets. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or assumed outcomes, or significant local, state or federal laws, legislation or regulations. Required funds for the capital expenditures are expected to be internally generated or financed with long-term debt or equity, as appropriate.

Guidance	2026 Guidance (Unchanged)	2025 Actual
EPS	$2.95 – $3.15	$2.93[1]
Capital Expenditures	$500 – $550 million	$467 million

Long-term Targets	2026 – 2030[2] (Unchanged)
EPS Growth	4.0% – 6.0%
Capital Expenditures	$2.6 – $2.9 billion
Rate Base	6.0% – 8.0%
Customer Growth	2.0% – 3.0%

1 See "Non-GAAP Financial Measures" and "Reconciliation to GAAP" for a definition and further information on adjusted EPS. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.
2 EPS growth forecasted for period 2026 – 2030 compounded annually; EPS growth rate uses adjusted 2025 EPS as the base year.

FIRST QUARTER RESULTS
NW Natural Holdings' first quarter results are summarized by business segment in the table below. Previously the NWN Gas Utility segment excluded certain gas storage and business activities for NW Natural, which were included in the Other segment. As of the first quarter of 2026, these activities are included along with the NWN Gas Utility activities and presented as the NW Natural segment. NW Holdings and NW Natural historical segment reporting has been recast to reflect their current organizational structure.

	Three Months Ended March 31,
	2026		2025		Change
In thousands, except per share data	Amount	Per Share[1]	Amount	Per Share[1]	Amount	Per Share
Net income (loss):
NW Natural	$93,749	$2.24	$91,039	$2.26	$2,710	($0.02)
SiEnergy	9,090	0.22	5,505	0.14	3,585	0.08
NWN Water	1,431	0.03	1,688	0.04	(257)	(0.01)
Other	(6,781)	(0.16)	(10,316)	(0.26)	3,535	0.10
Consolidated	$97,489	$2.33	$87,916	$2.18	$9,573	$0.15

Adjusted net income (loss):
NW Natural	$93,749	$2.24	$91,039	$2.26	$2,710	($0.02)
SiEnergy	9,090	0.22	5,505	0.14	3,585	0.08
NWN Water	1,431	0.03	1,688	0.04	(257)	(0.01)
Other[2]	(6,781)	(0.16)	(6,430)	(0.16)	(351)	—
Consolidated[2]	$97,489	$2.33	$91,802	$2.28	$5,687	$0.05

Diluted Shares		41,816		40,304		1,512

1 Segment EPS is a non-GAAP financial measure, which takes segment net income calculated in accordance with GAAP and divides it by the diluted shares outstanding of NW Natural Holdings. See "Non-GAAP Financial Measures" for additional information. The reconciliation of segment EPS to consolidated NW Natural Holdings EPS is shown in the table above.
2 See "Non-GAAP Financial Measures" and "Reconciliation to GAAP" for additional information on Other and consolidated adjusted net income and adjusted EPS.

NW Natural net income increased $2.7 million (or decreased $0.02 per share). Margin increased due to new rates from the Oregon rate case effective Oct. 31, 2025 and net income increased due to a lower income tax rate. These drivers were partially offset by higher depreciation and operations and maintenance (O&M) expense, as well as the impact of financing activities including higher interest expense and share issuances.

SiEnergy net income increased $3.6 million (or $0.08 per share) driven in part by customer growth and investments in the system. Additionally, the first quarter of 2026 reflected a full quarter of both SiEnergy (acquired on Jan. 7, 2025) and Pines (acquired on June 2, 2025) net income, which had a positive effect on year-over-year results.

NWN Water net income decreased $0.3 million (or $0.01 per share) mainly reflecting higher O&M expense to support growth and depreciation expense, partially offset by higher operating revenues driven by healthy organic customer growth and acquisitions.

Other net loss decreased $3.5 million (or $0.10 per share). On an adjusted basis, which excludes the SiEnergy transaction costs in the first quarter 2025, net loss decreased $0.4 million (flat on a per share basis).

DIVIDEND DECLARED
The board of directors of NW Natural Holdings declared a quarterly dividend of $0.4925 per share on the Company’s common stock. The dividend is payable on May 15, 2026 to shareholders of record on April 30, 2026. The Company's current indicated annual dividend rate is $1.97 per share. Future dividends are subject to board of director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its first quarter 2026 financial and operating results.

Date and Time:	Wednesday, May 6, 2026 8 a.m. PT (11 a.m. ET)
Phone Numbers:	1-833-461-5787 Meeting ID: 913916145
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website as well.

ABOUT NW NATURAL HOLDINGS
NW Natural Holding Company (NYSE: NWN) is headquartered in Portland, Oregon and has operated for more than 167 years. It owns Northwest Natural Gas Company (NW Natural), the Company's long-standing natural gas utility serving the Pacific Northwest; SiEnergy Operating, LLC (SiEnergy), a fast-growing natural gas utility serving key Texas markets; NW Natural Water Company (NW Natural Water), an expanding water and wastewater utility; and additional business interests. Together, NW Natural Holdings provides essential energy and water services to nearly one million customers across seven states. The Company has a longstanding commitment to safety, environmental stewardship and supporting its employees and communities, and consistently leads the industry in J.D. Power customer satisfaction. Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

FORWARD-LOOKING STATEMENTS
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "should," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts," "will" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, forecasts, outlooks, timing, goals, strategies, commitments, future events, financial positions, financial performance, investments, valuations, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, strategic fit, utility system, technology and infrastructure investments, expected timing of notice to proceed, the initiation of construction, expected in service date and capital expenditure requirements for MX3, system modernization, reliability and resiliency, global, national and local economies, economic and GDP growth, customer and business growth, continued expansion of service territories, rate base growth, customer backlog, growth opportunities, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water, wastewater and water services acquisitions, personnel additions, partnerships, investment strategy, regulatory strategy, and financial effects of water, wastewater and water services acquisitions, expected growth and safety benefits of facility upgrade investments, operating plans of third parties, financial targets, financial results, including estimated income, availability and sources of liquidity, capital markets, financing transactions, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, credit ratings, debt and equity issuances and timing, future dividends, commodity costs and sourcing, asset management activities, regulatory environment, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, rate case execution, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, economic and political conditions, effects of legislation or changes in laws or regulations, impact of the current U.S. presidential administration and Congress, inflation, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, financial, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, business continuity and technology risks, environmental risks and risks related to our water and renewables businesses.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
Management uses "adjusted net income", "adjusted earnings per share," "adjusted segment net loss," "segment earnings per share” and "adjusted segment earnings per share," each of which are non-GAAP financial measures, when evaluating NW Natural Holdings' overall performance. Management uses non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results and can affect the comparison of period-over-period results. These adjustments may include transaction and business development costs primarily consisting of professional fees including legal, accounting, financial and other professional fees incurred in connection with business combinations and business development activities. In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares.

Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables below.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2026
	Three Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,
	2026	2025
Operating revenues	$490,403	$494,284

Operating expenses:
Cost of gas	158,149	172,991
Operations and maintenance	83,109	83,683
Environmental remediation	6,325	6,253
General taxes	16,343	15,771
Revenue taxes	18,100	19,405
Depreciation	44,134	40,500
Other operating expenses	1,375	1,327
Total operating expenses	327,535	339,930
Income from operations	162,868	154,354
Other income (expense), net	512	(2,516)
Interest expense, net	33,352	29,395
Income before income taxes	130,028	122,443
Income tax expense	32,539	34,527
Net income	$97,489	$87,916

Common shares outstanding:
Average diluted for period	41,816	40,304
End of period	42,080	40,309

Per share of common stock information:
Diluted earnings	$2.33	$2.18
Dividends paid per share	0.4925	0.4900

Capital structure, end of period:
Common stock equity	37.7%	38.7%
Long-term debt (including junior subordinated notes)	54.4	58.2
Short-term debt (including current maturities of long-term debt)	7.9	3.1
Total	100.0%	100.0%

Operating Statistics
Meters
NW Natural	811,089	807,426
SiEnergy	92,754	73,077
NWN Water	81,237	78,052
Total meters - end of period	985,080	958,555

NW Natural Margin
Operating revenues	$433,896	$448,813
Less: Cost of gas	140,144	159,436
Less: Environmental remediation expense	6,325	6,253
Less: Revenue taxes	17,037	18,565
NW Natural margin	$270,390	$264,559

SiEnergy Margin
Operating revenues	$31,695	$22,666
Less: Cost of gas	12,279	8,303
Less: Revenue taxes	961	779
SiEnergy margin	$18,455	$13,584

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2026	2025
Assets:
Current assets:
Cash and cash equivalents	$34,945	$100,050
Accounts receivable	150,545	154,746
Accrued unbilled revenue	61,236	59,936
Allowance for uncollectible accounts	(4,510)	(4,427)
Regulatory assets	146,545	88,623
Derivative instruments	2,719	4,363
Inventories	134,745	90,334
Other current assets	57,895	46,275
Total current assets	584,120	539,900
Non-current assets:
Property, plant, and equipment	5,722,356	5,268,063
Less: Accumulated depreciation	1,300,897	1,266,222
Total property, plant, and equipment, net	4,421,459	4,001,841
Regulatory assets	637,563	371,258
Derivative instruments	459	864
Other investments	69,441	82,663
Operating lease right of use asset, net	68,113	70,455
Assets under sales-type leases	120,450	124,623
Goodwill	371,257	354,534
Other non-current assets	146,105	160,754
Total non-current assets	5,834,847	5,166,992
Total assets	$6,418,967	$5,706,892
Liabilities and equity:
Current liabilities:
Short-term debt	$171,276	$81,100
Current maturities of long-term debt	160,669	36,838
Accounts payable	124,844	132,814
Taxes accrued	17,197	24,115
Interest accrued	22,036	16,297
Regulatory liabilities	113,914	111,050
Derivative instruments	42,097	26,122
Operating lease liabilities	3,270	2,662
Other current liabilities	75,225	82,958
Total current liabilities	730,528	513,956
Long-term debt	2,272,444	2,193,071
Deferred credits and other non-current liabilities:
Deferred tax liabilities	467,134	424,338
Regulatory liabilities	762,429	730,084
Pension and other postretirement benefit liabilities	108,929	127,853
Derivative instruments	17,318	8,224
Operating lease liabilities	74,918	77,226
Other non-current liabilities	408,366	175,922
Total deferred credits and other non-current liabilities	1,839,094	1,543,647
Equity:
Common stock	1,069,314	992,278
Retained earnings	512,213	470,795
Accumulated other comprehensive loss	(4,626)	(6,855)
Total equity	1,576,901	1,456,218
Total liabilities and equity	$6,418,967	$5,706,892

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2026	2025
Operating activities:
Net income	$97,489	$87,916
Adjustments to reconcile net income to cash provided by operations:
Depreciation	44,134	40,500
Amortization	6,131	5,583
Deferred income taxes	24,998	23,997
Qualified defined benefit pension plan expense	2,307	2,719
Contributions to qualified defined benefit pension plans	(2,900)	(2,610)
Deferred environmental expenditures, net	(6,079)	(6,991)
Environmental remediation expense	6,325	6,253
Asset optimization revenue sharing bill credits	(23,156)	(15,549)
Other	4,207	3,016
Changes in assets and liabilities:
Receivables, net	21,656	15,509
Inventories	(7,598)	18,279
Income and other taxes	13,408	18,084
Accounts payable	(31,219)	4,187
Deferred gas costs	(29,651)	(16,959)
Asset optimization revenue sharing	4,297	4,357
Decoupling mechanism	(15,803)	(1,422)
Cloud-based software	(2,490)	(2,195)
Regulatory accounts	13,208	2,155
Other, net	(3,137)	(7,219)
Cash provided by operating activities	116,127	179,610
Investing activities:
Capital expenditures	(113,656)	(102,184)
Acquisitions, net of cash acquired	—	(270,492)
Purchase of equity method investment	(1,000)	(1,000)
Other	(1,397)	(1,299)
Cash used by investing activities	(116,053)	(374,975)
Financing activities:
Proceeds from common stock issued, net	22,264	961
Long-term debt issued	—	375,000
Long-term debt retired	(121)	(1,511)
Changes in other short-term debt, net	(713)	(94,010)
Cash dividend payments on common stock	(19,775)	(19,104)
Payment of financing fees	(54)	(4,307)
Shares withheld for tax purposes	(1,988)	(1,536)
Other	(392)	(1,125)
Cash (used in) provided by financing activities	(779)	254,368
(Decrease) increase in cash, cash equivalents and restricted cash	(705)	59,003
Cash, cash equivalents and restricted cash, beginning of period	41,077	47,982
Cash, cash equivalents and restricted cash, end of period	$40,372	$106,985

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$36,443	$30,109
Income taxes paid, net of refunds	1,400	750

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$34,945	$100,050
Restricted cash included in other current and non-current assets	5,427	6,935
Cash, cash equivalents and restricted cash	$40,372	$106,985

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)

	Three Months Ended March 31,
	2026		2025
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income	$97,489	$2.33	$87,916	$2.18
Transaction costs	—	—	5,287	0.13
Income tax effect[1]	—	—	(1,401)	(0.03)
Adjusted net income	$97,489	$2.33	$91,802	$2.28

Diluted shares		41,816		40,304

OTHER
GAAP net loss	($6,781)	($0.16)	($10,316)	($0.26)
Transaction costs	—	—	5,287	0.13
Income tax effect[1]	—	—	(1,401)	(0.03)
Adjusted net loss	($6,781)	($0.16)	($6,430)	($0.16)

			Twelve Months Ended Dec. 31, 2025
In thousands, except per share data			Amount	Per Share
CONSOLIDATED
GAAP net income			$113,319	$2.77
Transaction costs			9,084	0.22
Income tax effect[1]			(2,407)	(0.06)
Adjusted net income			$119,996	$2.93

Diluted shares				40,953

OTHER
GAAP net loss			($38,795)	($0.95)
Transaction costs			9,084	0.22
Income tax effect[2]			(2,407)	(0.06)
Adjusted net loss			($32,118)	($0.78)

1 SiEnergy transaction expenses were recognized in the first quarter of 2025. Tax effect of adjustment was calculated using a combined federal and statutory rate of 26.5%.
2 SiEnergy transaction expenses were recognized in the first quarter of 2025 and Pines transaction expenses were recognized in the second quarter of 2025. Other business development costs were recognized in the second and third parter of 2025. Tax effect of adjustment was calculated using a combined federal and statutory rate of 26.5%